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Exhibit 8.1

[Letterhead of Arnold & Porter LLP]

March 11, 2011

General Growth Properties, Inc.
(f/k/a New GGP, Inc.)
110 N. Wacker Drive
Chicago, IL 60606

Ladies and Gentlemen:

        We have acted as special REIT tax counsel to General Growth Properties, Inc (f/k/a New GGP, Inc.) (the "Company"), a Delaware corporation, in connection with the registration of (i) shares of common stock of the Company, par value $0.01 per share and (ii) warrants to acquire common stock of the Company, pursuant to the prospectus dated March 11, 2011 (the "Prospectus") included in the Company's Registration Statement on Form S-3 filed by the Company with the U.S. Securities and Exchange Commission (the "Registration Statement"), as amended through the date hereof. You have requested our opinion regarding the organization and operation of the Company in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

        In giving this opinion, we have examined the following:

  •
  the Registration Statement and Prospectus;

  •
  the Company's registration statement on Form S-11 (Registration No. 333-168111) filed by the Company with the U.S. Securities and Exchange Commission (the "Form S-11");

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  the Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Form S-11;

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  the Certificate of Amendment of Certificate of Incorporation of the Company, filed as Exhibit 3.2 to the Form S-11;

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  the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.3 to the Form S-11;

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  the Amended and Restated Bylaws of the Company, filed as Exhibit 3.5 to the Form S-11;

  •
  the Amendment to the Amended and Restated Bylaws of the Company, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K dated February 25, 2011; and

  •
  such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        In connection with the opinions rendered below, we have assumed with your consent that:

        1.     Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

        2.     For the taxable year ended December 31, 2010 the Company has operated, and, in future taxable years the Company will operate, in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company with the REIT provisions of the Code and the Treasury Regulations (the "Regulations") thereunder, as in effect as of the date hereof, contained in the certificates dated on or about the date hereof, and executed by a duly appointed officer of (i) the Company, (ii) GGP, Inc. (iii) GGP Real Estate Holding I, Inc., (iv) GGP Real Estate Holding II, Inc., (v) GGPLP Real Estate, Inc., (vi) GGP Ivanhoe, Inc., and (vii) GGP-Natick Trust (collectively, the "Certificates"), true for such years;

        3.     The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and

        4.     No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        In our capacity as special REIT tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Certificates. We have relied completely upon the Company's representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

        Based on the Code, Regulations, documents, assumptions and statements set forth above, and the factual representations set forth in the Certificates, we are of the opinion that:

          (a)   the Company is qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable year ended December 31, 2010; and

          (b)   the Company's organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for all future taxable years.

        We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Certificates. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

        The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

        The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter may not be distributed, or quoted in whole or in part, or otherwise reproduced in any document, or filed with any governmental agency, in each case without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Arnold & Porter LLP in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,
/s/ Arnold & Porter LLP
ARNOLD & PORTER LLP

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  Exhibit 8.1